Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2016 THIRD QUARTER FINANCIAL RESULTS

AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (October 21, 2016) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported quarterly earnings and continued solid financial performance. The Board of Directors announced a quarterly common stock cash dividend of $0.22 per common share, payable on November 15, 2016, to shareholders of record on November 1, 2016. Select highlights for the third quarter include:

•	Net income of $1.4 million

•	Net interest margin of 3.94%

•	ALLL 0.91% of total loans

•	Deposit growth of $10.0 million

John R. Milleson, President and CEO, stated “Although loan growth has been slower than anticipated due to intense interest rate and structure competition from various banks within our markets, earnings and profitability remain sound. The Company intends to stay disciplined about maintaining both its underwriting standards and its net interest margin and thereby cautious about the growth it is willing to accept in the loan portfolio. We remain confident that our expansion into Loudoun County and the extensive presence that we have in our existing markets will allow the Company to continue to provide its shareholders a positive return and consistent dividends. Accordingly, we again, are very pleased to be able to increase the shareholders’ dividend for the upcoming quarter.”

Income Statement Review

Net income was $1.4 million for the third quarter of 2016, down $1.9 million from the same period one year ago and down $183,000 from the previous quarter ended June 30, 2016. These decreases were primarily the result of the $2.4 million net gain realized during the third quarter of 2015 on the redemption of outstanding trust preferred capital notes. On July 29, 2015, the pool to which the Company’s $7.0 million in outstanding trust preferred capital notes belonged was liquidated by means of auction. The Company was successful in purchasing the outstanding notes at a price of 65.375% of par or $4.6 million in cash. The quarterly annualized return on average equity (ROE) was 7.03%, and the quarterly return on average assets (ROA) was 0.85%. Quarterly diluted earnings per share decreased to $0.40, compared to $0.46 in the previous quarter and $0.94 for the same quarter in 2015.

Net interest income for the quarter ended September 30, 2016 decreased 5.07% to $6.0 million when compared to the $6.3 million for the quarter ended June 30, 2016. Net interest income was $5.9 million for the quarter ended September 30, 2015.

Total loan interest income was $5.7 million for the quarter ended September 30, 2016 and $5.9 million for the quarter ended June 30, 2016. The decline in loan interest income is partly attributed to the net decrease in the loan portfolio during the quarter ended September 30, 2016, as well as the reversal of interest income due to one large loan being placed on nonaccrual status during that period.

Average loans for the quarter ended September 30, 2016 were $513.0 million compared to $509.7 million for the quarter ended June 30, 2016. Total average accruing loans were $506.0 million for the three months ended September 30, 2016 and $505.5 million for the quarter ended June 30, 2016. For the third quarter of 2015, total average loans were $488.5 million and average accruing loans were $482.5 million. The tax equivalent yield on average loans for the quarter ended September 30, 2016 was 4.41%, down 21 basis points from 4.62% for the quarter ended June 30, 2016 and down 11 basis points from 4.52% for the same quarter in 2015. Interest income from the investment portfolio was $606,000 for the quarter ended September 30, 2016 and $737,000 for the quarter ended June 30, 2016. Average investments were $105.0 million for the quarter ended September 30, 2016 and $103.6 million for the quarter ended June 30, 2016. Interest income from the investment portfolio was $723,000 while average investments were $107.4 million for the quarter ended September 30, 2015. The tax equivalent yield on average investments for the quarter ended September 30, 2016 was 2.74%, down 55 basis points from 3.29% for the quarter ended June 30, 2016 and down 40 basis points from 3.14% for the same quarter in 2015.

Total interest expense was $242,000 for the three months ended September 30, 2016 and $297,000 for the same period ended June 30, 2016. The average cost of interest bearing liabilities decreased five basis points when comparing the quarter ended September 30, 2016 to the quarter ended June 30, 2016. The average balance of interest bearing liabilities decreased $9.7 million from the quarter ended June 30, 2016. The net interest margin was 3.94% for the quarter ended September 30, 2016 and 4.12% for the quarter ended June 30, 2016. For the quarter ended September 30, 2015, total interest expense was $321,000 and the net interest margin was 4.07%. Declining asset yields have continued to pressure the Company’s net interest margin.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%.

Noninterest income was unchanged at $1.7 million from the quarter ended June 30, 2016 and decreased $2.1 million when compared to the quarter ended September 30, 2015. This decrease resulted mostly from the $2.4 million net gain realized on the redemption of outstanding trust preferred capital notes for the quarter ended September 30, 2015. On July 29, 2015, the pool to which the Company’s $7.0 million in outstanding trust preferred capital notes belonged was liquidated by means of auction. The Company was successful in purchasing the outstanding notes at a price of 65.375% of par or $4.6 million in cash.

Noninterest expense was $5.9 million for the quarter ended September 30, 2016. This represents an increase of $40,000 or 0.72% from $5.8 million for the quarter ended June 30, 2016. Other operating expenses increased $115,000 or 19.6% when comparing the quarter ended September 30, 2016 to the same period ended June 30, 2016. This increase results mostly from the $136,000 penalty assessed when the Company prepaid its $20.0 million Federal Home Loan Bank advance in July 2016. Noninterest expense increased $355,000 or 5.79% when compared to $5.5 million for the quartered ended September 30, 2015. Along with the aforementioned prepayment penalty, some of this increase relates to increased salary, software and equipment expense resulting from the Leesburg, VA, Market Street retail branch that had opened late third quarter of 2015.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $4.5 million or 0.67% of total assets at June 30, 2016 to $8.4 million or 1.26% of total assets at September 30, 2016. This increase resulted mostly from the increase in non-accrual loans. During the third quarter of 2016, ten loans totaling $4.7 million were placed on nonaccrual status. The additions to nonaccrual loans during the quarter included a $4.1 million loan that is secured by two large, multi-acre residential properties located in Loudoun County, VA. Additionally, several nonaccrual loans were either returned to accruing status or charged off during the quarter. The majority of the non-accrual loans at September 30, 2016 are secured by real estate. Management regularly evaluates the financial condition of borrowers with loans on non-accrual status and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these non-accrual loans. Three real estate asset had been foreclosed upon during the third quarter of 2016 while two were sold during that same period. Loans greater than 90 days past due and still accruing increased from $33,000 at June 30, 2016 to $300,000 at September 30, 2016. Nonperforming assets were $7.5 million or 1.18% of total assets at September 30, 2015.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans, but may not necessarily be nonperforming loans. At September 30, 2016, the Company had 27 troubled debt restructurings totaling $7.7 million. Approximately $6.4 million or 22 loans are performing loans, while the remaining loans are on non-accrual status.

The Company realized $189,000 in net charge offs for the quarter ended September 30, 2016 versus net charge offs of $31,000 for the three months ended June 30, 2016. The Company’s troubled credit group continues to monitor past due loans, identify potential problem credits, and develop action plans to work through its troubled loans as promptly as possible. Net recoveries for the quarter ended September 30, 2015 were $38,000.

The Company recognized a negative provision for loan losses of $125,000 for the quarter ended September 30, 2016. All nonaccrual and other impaired loans were evaluated for needed specific allocations and are made accordingly. The quarter’s negative provision primarily resulted from the decrease in the required general allocation related to the Company’s loss history. The amount of provision for loan losses during each quarter reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio. No provision for loan losses was recorded for the three months ended June 30, 2016 while a negative loan loss provision of $410,000 was recognized for the quarter ended September 30, 2015. The allowance for loan losses was $4.7 million, or 0.91% of total outstanding loans, at September 30, 2016. At June 30, 2016 and September 30, 2015, the allowance for loan losses was $5.0 million and $5.2 million, respectively.

Total Consolidated Assets

Total consolidated assets of the Company at September 30, 2016 were $668.4 million, which represented a decrease of $9.0 million or 1.32% from total assets of $677.4 million at June 30, 2016. This decrease was driven by decreased cash balances resulting from the prepayment of a $20.0 million Federal Home Loan Bank advance. At September 30, 2015, total consolidated assets were $638.1 million. Total loans decreased from $517.4 million at June 30, 2016 to $514.3 million at September 30, 2016. Total loans were $491.2 million at September 30, 2015.

Deposits and Other Borrowings

Total deposits, which include brokered deposits, increased $9.8 million to $581.0 million at September 30, 2016 from $571.2 million at June 30, 2016. At September 30, 2015, total deposits were $527.9 million. The Company held $11.0 million in brokered deposits for the quarter ended September 30, 2015.

There were no outstanding borrowings with the Federal Home Loan Bank of Atlanta at September 30, 2016. For the quarters ended June 30, 2016 and September 30, 2015, there were $20.0 million and $30.0 million outstanding borrowings with the Federal Home Loan Bank of Atlanta, respectively.

Equity

Shareholders’ equity at September 30, 2016 was $80.7 million, reflecting a decrease of $688,000 from $81.4 million at June 30, 2015. During August 2016, the Company purchased 69,104 shares of its Common Stock under its stock repurchase program at an average price of $23.85. The maximum number of shares that may yet be purchased under the plan as of September 30, 2016 are 80,896. At September 30, 2015 shareholders’ equity was $77.6 million. The book value of the Company at September 30, 2016 was $23.28 per common share. Total common shares outstanding were 3,486,425 at September 30, 2016. On October 19, 2016, the board of directors declared a $0.22 per common share cash dividend for shareholders of record as of November 1, 2016 and payable on November 15, 2016.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	3Q16	2Q16	1Q16	4Q15	3Q15
Net Income (dollars in thousands)	$1,428	$1,611	$1,525	$1,355	$3,289
Earnings per share, basic	$0.40	$0.46	$0.43	$0.38	$0.94
Earnings per share, diluted	$0.40	$0.46	$0.43	$0.38	$0.94
Return on average total assets	0.85%	0.97%	0.89%	0.84%	2.20%
Return on average total equity	7.03%	8.07%	7.42%	6.92%	17.26%
Dividend payout ratio	50.00%	43.48%	46.51%	52.63%	21.28%
Fee revenue as a percent of total revenue	21.17%	20.56%	18.68%	17.64%	16.01%
Net interest margin (1)	3.94%	4.16%	4.09%	3.97%	4.07%
Yield on average earning assets	4.10%	4.35%	4.30%	4.17%	4.29%
Yield on average interest-bearing liabilities	0.25%	0.31%	0.32%	0.31%	0.33%
Net interest spread	3.85%	4.05%	3.98%	3.85%	3.96%
Tax equivalent adjustment to net interest income (dollars in thousands)	$147	$149	$148	$151	$155
Non-interest income to average assets	1.00%	1.05%	1.00%	0.83%	2.39%
Non-interest expense to average assets	3.50%	3.51%	3.40%	3.58%	3.44%
Efficiency ratio (2)	74.61%	70.84%	70.33%	78.51%	55.56%

(1)	The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)	The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	3Q16	2Q16	1Q16	4Q15	3Q15
BALANCE SHEET RATIOS
Loans to deposits	88.52%	90.58%	91.35%	89.99%	93.06%
Average interest-earning assets to average-interest bearing liabilities	163.98%	163.98%	158.08%	157.81%	154.19%
PER SHARE DATA
Dividends	$0.20	$0.20	$0.20	$0.20	$0.20
Book value	23.28	23.09	22.70	22.25	$22.25
Tangible book value	23.28	23.09	22.70	22.25	$22.25
SHARE PRICE DATA
Closing price	$23.45	$22.90	$22.96	$23.00	$23.00
Diluted earnings multiple (1)	14.66	12.45	13.35	15.13	6.12
Book value multiple (2)	1.01	0.99	1.01	1.03	1.03
COMMON STOCK DATA
Outstanding shares at end of period	3,486,425	3,541,802	3,535,684	3,517,648	3,508,831
Weighted average shares outstanding	3,527,725	3,538,997	3,531,134	3,512,978	3,503,412
Weighted average shares outstanding, diluted	3,527,725	3,538,997	3,531,134	3,512,978	3,503,412
CAPITAL RATIOS
Total equity to total assets	12.07%	12.02%	12.02%	12.00%	12.16%
CREDIT QUALITY
Net charge-offs to average loans	0.15%	0.02%	0.03%	-0.04%	-0.03%
Total non-performing loans to total loans	1.47%	0.78%	0.88%	1.13%	1.16%
Total non-performing assets to total assets	1.26%	0.67%	0.76%	0.95%	1.18%
Non-accrual loans to:
total loans	1.41%	0.77%	0.87%	1.07%	1.15%
total assets	1.08%	0.59%	0.67%	0.81%	0.89%
Allowance for loan losses to:
total loans	0.91%	0.96%	0.98%	1.00%	1.05%
non-performing assets	55.36%	109.64%	99.05%	80.45%	68.65%
non-accrual loans	64.24%	124.99%	112.28%	93.81%	91.03%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$300	$33	$24	$307	$1
Non-accrual loans	7,251	3,978	4,456	5,285	5,673
Other real estate owned and repossessed assets	863	524	571	571	1,848
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$316	$82	$72	$17	$118
(Recoveries)	(127)	(51)	(38)	(61)	(156)
Net charge-offs (recoveries)	189	31	34	(44)	(38)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$(125)	$—	$79	$(250)	$(410)
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$4,972	$5,003	$4,958	$5,164	$5,536
Provision	(125)	—	79	(250)	(410)
Net charge-offs (recoveries)	189	31	34	(44)	(38)
Balance at the end of period	$4,658	$4,972	$5,003	$4,958	$5,164

(1)	The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)	The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited	Unaudited	Unaudited	Audited	Unaudited
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Assets
Cash and due from banks	$19,286	$29,594	$25,451	$23,221	$16,941
Federal funds sold	108	—	—	—	—
Securities available for sale, at fair value	106,622	104,699	102,251	107,718	103,503
Loans, net of allowance for loan losses	509,654	512,434	506,030	490,615	486,052
Bank premises and equipment, net	20,278	20,495	20,756	20,964	20,924
Other assets	12,473	10,166	9,783	9,136	10,649

Total assets	$668,421	$677,388	$664,271	$651,654	$638,069

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$203,626	$197,524	$193,276	$186,133	$177,005
Savings and interest bearing demand deposits	288,535	284,572	279,033	272,214	255,135
Time deposits	88,861	89,133	87,130	92,371	95,731

Total deposits	$581,022	$571,229	$559,439	$550,718	$527,871
Federal funds purchased and securities sold under agreements to repurchase	—	—	—	—	—
Federal Home Loan Bank advances	—	20,000	20,000	20,000	30,000
Trust preferred capital notes	—	—	—	—	—
Other liabilities	6,692	4,764	4,990	2,715	2,589
Commitments and contingent liabilities	—	—	—	—	—

Total liabilities	$587,714	$595,993	$584,429	$573,433	$560,460

Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,666	8,817	8,791	8,758	8,723
Surplus	12,951	14,129	13,936	13,730	13,464
Retained earnings	57,125	56,405	55,501	54,682	54,029
Accumulated other comprehensive income	1,965	2,044	1,614	1,051	1,393

Total shareholders’ equity	$80,707	$81,395	$79,842	$78,221	$77,609

Total liabilities and shareholders’ equity	$668,421	$677,388	$664,271	$651,654	$638,069

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Interest and Dividend Income
Interest and fees on loans	$5,658	$5,884	$5,709	$5,473	$5,540
Interest on federal funds sold	—	—	—	—	—
Interest and dividends on securities available for sale:
Taxable interest income	354	483	440	426	437
Interest income exempt from federal income taxes	230	232	233	238	245
Dividends	22	22	23	25	41
Interest on deposits in banks	14	22	16	7	2

Total interest and dividend income	$6,278	$6,643	$6,421	$6,169	$6,265

Interest Expense
Interest on deposits	$197	$193	$201	$190	$185
Interest on federal funds purchased and securities sold under agreements to repurchase	—	—	—	—	9
Interest on Federal Home Loan Bank advances	7	65	65	67	69
Interest on trust preferred capital notes	38	39	41	45	58

Total interest expense	$242	$297	$307	$302	$321

Net interest income	$6,036	$6,346	$6,114	$5,867	$5,944
Provision For Loan Losses	(125)	—	79	(250)	(410)

Net interest income after provision for loan losses	$6,161	$6,346	$6,035	$6,117	$6,354

Noninterest Income
Income from fiduciary activities	$315	$380	$328	$236	$318
Service charges on deposit accounts	321	290	290	319	328
Other service charges and fees	999	992	829	769	919
Gain on the sale of bank premises and equipment	—	—	—	(81)	—
Gain (Loss) on sales of AFS securities	8	—	85	8	19
Gain on redemption of trust preferred debt	—	—	—	—	2,424
Other operating income	44	76	102	84	(179)

Total noninterest income	$1,687	$1,738	$1,634	$1,335	$3,829

Noninterest Expenses
Salaries and employee benefits	$3,251	$3,312	$3,264	$3,121	$3,090
Occupancy expenses	355	368	408	387	394
Equipment expenses	361	355	310	383	312
Advertising and marketing expenses	151	185	162	154	155
Stationery and supplies	68	51	50	63	67
ATM network fees	242	259	177	210	246
Other real estate owned expenses	50	2	—	252	64
(Gain) loss on sale of other real estate	(12)	47	—	(127)	(11)
FDIC assessment	104	99	104	120	108
Computer software expense	180	131	136	149	134
Bank franchise tax	125	125	126	131	131
Professional fees	266	282	228	311	211
Other operating expenses	731	616	588	619	616

Total noninterest expenses	$5,872	$5,832	$5,553	$5,773	$5,517

Income before income taxes	1,976	2,252	2,116	1,679	4,666
Income Tax Expense	548	641	591	324	1,377

Net income	$1,428	$1,611	$1,525	$1,355	$3,289

Earnings Per Share
Net income per common share, basic	$0.40	$0.46	$0.43	$0.38	$0.94

Net income per common share, diluted	$0.40	$0.46	$0.43	$0.38	$0.94

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	September 30, 2016			June 30, 2016			September 30, 2015
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
Assets:
Securities:
Taxable	$71,874	$1,493	2.08%	$71,792	$2,009	2.80%	$75,636	$1,896	2.51%
Tax-Exempt (1)	33,131	1,389	4.19%	31,771	1,396	4.39%	31,731	1,473	4.64%

Total Securities	$105,005	$2,882	2.74%	$103,563	$3,405	3.29%	$107,367	$3,369	3.14%
Loans:
Taxable	$499,680	$22,290	4.46%	$498,794	$23,177	4.65%	$475,993	$21,761	4.57%
Nonaccrual	6,972	—	0.00%	4,194	—	0.00%	5,953	—	0.00%
Tax-Exempt (1)	6,314	332	5.26%	6,679	347	5.19%	6,553	336	5.12%

Total Loans	$512,966	$22,622	4.41%	$509,667	$23,524	4.62%	$488,499	$22,097	4.52%
Federal funds sold	28	—	0.00%	—	—	0.00%	—	—	0.00%
Interest-bearing deposits in other banks	12,809	58	0.45%	18,291	89	0.48%	4,329	8	0.18%

Total earning assets	$623,836	$25,561	4.10%	$627,327	$27,018	4.31%	$594,242	$25,474	4.29%
Allowance for loan losses	(5,011)			(5,110)			(5,763)
Total non-earning assets	49,035			46,506			48,321

Total assets	$667,860			$668,723			$636,800

Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$82,682	$95	0.11%	$81,086	$84	0.10%	$81,908	$87	0.11%
Money market accounts	118,310	203	0.17%	115,434	211	0.18%	98,193	111	0.11%
Savings accounts	87,653	51	0.06%	85,150	48	0.06%	76,627	44	0.06%
Time deposits:
$100,000 and more	46,393	279	0.60%	44,517	255	0.57%	36,797	167	0.45%
Less than $100,000	42,827	155	0.36%	43,848	170	0.39%	57,591	325	0.56%

Total interest-bearing deposits	$377,865	$782	0.21%	$370,035	$767	0.21%	$351,116	$734	0.21%
Federal funds purchased and securities sold under agreements to repurchase	180	2	0.51%	79	—	0.51%	3,830	36	0.93%
Federal Home Loan Bank advances	2,391	28	1.18%	20,000	257	1.28%	26,848	274	1.02%
Trust preferred capital notes	—	151	0.00%	—	155	0.00%	3,609	230	6.36%

Total interest-bearing liabilities	$380,436	$963	0.25%	$390,114	$1,179	0.30%	$385,403	$1,273	0.33%

Noninterest-bearing liabilities:
Demand deposits	199,497			193,364			173,431
Other Liabilities	7,044			4,966			2,364

Total liabilities	$586,977			$588,444			$561,198
Shareholders’ equity	80,883			80,279			75,602

Total liabilities and shareholders’ equity	$667,860			$668,723			$636,800

Net interest income		$24,598			$25,839			$24,201

Net interest spread			3.85%			4.00%			3.96%
Interest expense as a percent of average earning assets			0.15%			0.19%			0.21%
Net interest margin			3.94%			4.12%			4.07%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 34%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
GAAP Financial Measurements:
Interest Income - Loans	$5,658	$5,884	$5,709	$5,473	$5,541
Interest Income - Securities and Other Interest-Earnings Assets	620	759	712	696	725
Interest Expense - Deposits	197	193	201	190	185
Interest Expense - Other Borrowings	45	104	106	112	136

Total Net Interest Income	$6,036	$6,346	$6,114	$5,867	$5,945
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$28	$30	$28	$28	$29
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	119	119	120	123	126

Total Tax Benefit on Tax-Exempt Interest Income	$147	$149	$148	$151	$155

Tax-Equivalent Net Interest Income	$6,183	$6,495	$6,262	$6,018	$6,100